                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                          ELECTRIC FUEL CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[ELECTRIC FUEL LOGO APPEARS HERE]



                                                  May 22, 1996


Dear Stockholder:

     It is our pleasure to invite you to the Annual Meeting of Stockholders of Electric Fuel Corporation (the "Company") to be held on June 24, 1996 at 9:00 a.m. at The Harvard Club of New York, 27 West 44th Street, New York, New York 10036.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to carefully review the enclosed proxy materials, and sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

     We ask for your support in approving the election of the Class II director, the approval of a proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized Common Stock of the Company, the approval of a Non-Employee Director Stock Option Plan and the ratification of the appointment of Kesselman & Kesselman, a member of Coopers & Lybrand (International), as the Company's independent accountants.

                                                  Sincerely,

                                                  /s/ ROBERT S. EHRLICH

                                                  ROBERT S. EHRLICH
                                                  Chairman of the Board
                                                   of Directors

                           ELECTRIC FUEL CORPORATION

                                885 Third Avenue
                           New York, New York  10022

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held June 24, 1996

                            ------------------------


     The Annual Meeting of Stockholders of Electric Fuel Corporation (the "Company") will be held at The Harvard Club of New York, 27 West 44th Street, New York, New York 10036, on Monday, June 24, 1996 at 9:00 a.m. for the following purposes:

     1. To fix the number of Class II directors at one and to elect one Class II director for a three-year term ending in 1999 and until a successor is elected and qualified.

     2. To consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company from 14,000,000 shares to 28,000,000 shares.

     3. To consider and act upon a proposal to approve a Non-Employee Director Stock Option Plan.

     4. To consider and act upon a proposal to ratify the appointment of Kesselman & Kesselman, a member of Coopers & Lybrand (International), as independent accountants of the Company.

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on May 10, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                      BY ORDER OF THE BOARD OF DIRECTORS,


                                      Yehuda Harats
                                      President and Chief Executive Officer
May 22, 1996

                           ELECTRIC FUEL CORPORATION

                                885 Third Avenue
                           New York, New York  10022

                             _____________________

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             _____________________

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Electric Fuel Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Monday, June 24, 1996 at 9:00 a.m. and any adjournments thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     Stockholders of record at the close of business on May 10, 1996 will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were 12,425,947 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominee for director set forth below, FOR approval of the amendment to the Amended and Restated Certificate of Incorporation to increase the authorized Common Stock of the Company, FOR approval of the Non-Employees Director Stock Option Plan and FOR the ratification of the appointment of Kesselman & Kesselman, a member of Coopers & Lybrand (International), as independent accountants of the Company. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked. Any record stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares at the meeting.

     It is expected that this Proxy Statement and form of proxy enclosed are being mailed to stockholders on or about May 22, 1996.

     Expenses in connection with the solicitation of proxies will be paid by the Company.

     The Company is not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

     The annual report of the Company for the fiscal year ended December 31, 1995 is being mailed to the Company's stockholders with this proxy statement.

Voting

     Consistent with state law and under the Company's by-laws, a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors at the meeting.

     The nominee for election as a Class II director at the Annual Meeting who receives the greatest number of votes for the election of the director shall be elected the Class II director. A majority vote of the number of shares present in person or represented by proxy at the Annual Meeting entitled to vote thereon is necessary to approve the actions proposed in Item 2, Item 3 and Item 4 as well as any other matter which comes before the Annual Meeting, except where law, the Company's Amended and Restated Certificate of Incorporation or By-laws require otherwise.

     The total number of votes cast "for" approval of proposals, other than the election of directors, will be counted for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, directions to withhold authority on a particular matter have the effect of a no vote, but neither broker non-votes nor abstentions will have any effect on the outcome of voting on the matter.

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS

     One Class II director is to be elected at the 1996 Annual Meeting for a three-year term that expires in 1999. Four other directors have been elected or appointed to terms that end in either 1996 or 1998, as indicated below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which each proxy relates FOR the election of the nominee listed below for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until the nominee's successor is elected and qualified or until the nominee's earlier death, removal or resignation. The nominee named below is presently serving as a director of the Company and is anticipated to be available for election and able to serve. However, if the nominee should become unavailable, such proxy will be voted for a substitute nominee designated by the Board of Directors. The nominee for election as a director at the Annual Meeting who receives the greatest number of votes properly cast for the election of directors shall be elected.

     The Company's By-laws provide for a Board of Directors of one or more directors, and the number of directors is currently fixed at five. Under the terms of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is composed of three classes of similar size, each elected in a different year, so that only one-third of the Board of Directors is elected in any single year. Mr. Harats and Dr. Eastman are designated Class I directors and have been elected for a term expiring in 1998 and until their successors are elected and qualified; Mr. Rosenfeld is designated a Class II director elected for a term expiring in 1995 and until his successor is elected and qualified; and Mr. Ehrlich and Mr. Krueger are designated a Class III directors elected for a term expiring in 1996 and until their successors are elected and qualified.

     Set forth below is certain information concerning the nominees and the other incumbent directors:
                               Board of Directors
                               ------------------

                                                                      Director
Name                         Age        Position          Class        Since
- ---------------------------  ---  ---------------------  --------  -------------

Yehuda Harats(1)              44  President, Chief       I         May 1991
                                  Chief Executive
                                  Officer and Director
Jack E. Rosenfeld(1)(2)       57  Director               II        October 1993
Dr. Jay M. Eastman(1)(2)      47  Director               I         October 1993
Robert S. Ehrlich             57  Chairman of the Board  III       May 1991
                                  Chief Financial Officer
                                  and Director
Harvey M. Krueger(3)          66  Director               III       February 1996

- --------------------

(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Compensation Committee since March, 1996.

      Nominee for Election as Class II Director at the 1996 Annual Meeting

     Jack E. Rosenfeld has been a director of the Company since October 1993. Mr. Rosenfeld was President and Chief Executive Officer of Hanover Direct, Inc. ("Hanover"), formerly Horn & Hardart Co., which operates a direct mail marketing business, from September 1990 until December 1995 and had been President and Chief Executive Officer of its direct marketing subsidiary, since May 1988. Mr. Rosenfeld is currently acting as a consultant to the Board of Directors of Hanover. From July 1986 until May 1988, Mr. Rosenfeld was a partner in Rosenfeld & Co. (a private investment banking group). Mr. Rosenfeld is also a director emeritus of Hanover Direct, Inc. and a director of PSC Inc., a New York corporation ("PSCX"), a manufacturer and marketer of hand-held laser diode bar code scanners.

                               Class I Directors

     Yehuda Harats has been President, Chief Executive Officer and a director of the Company since May 1991. Previously, from 1980 to May 1991, he was the Executive Vice President, Director of the Process Division and head of the Heat Collection Element Division, at Luz Industries Israel Limited ("LII"). In 1989, he was part of the team awarded the Rothschild Award for Industry, granted by the President of the State of Israel, for his work at LII. Before joining LII in 1980, Mr. Harats was Manager of the Maintenance Planning Unit of the Israel Air Force. Mr. Harats received a B.Sc. in Mechanical Engineering from the Israel Institute of Technology (Technion) in Haifa, Israel.

     Dr. Jay M. Eastman has been a director of the Company since October 1993. Since November 1991, Dr. Eastman has served as President, Chief Executive Officer And Director of Lucid Technologies, Inc., which is developing laser technology applications for medical diagnosis and treatment. Dr. Eastman also serves as Senior Vice President of Strategic Planning of PSCX, a position he has held since January 1, 1996. From December 1987 through December 1995, Mr. Eastman was Executive Vice President of PSCX. He joined PSCX in 1986 when PSCX acquired Optel Systems, Inc., a corporation which he co-founded and served as Chairman, President and Chief Executive Officer from its formation in 1981. Dr. Eastman is also a director of Chapman Instruments, Inc., which develops, manufactures and sells surface profiling instruments and Dimension Technologies, Inc., a developer and manufacturer of 3D displays for computer and video displays. From 1981 until January 1983, Dr. Eastman was Director of the University of Rochester's Laboratory for Laser Energetics, where he was a member of the staff from September 1975 to 1981.

                              Class III Directors

     Robert S. Ehrlich has been Chairman of the Board of the Company since January 1993 and Chief Financial Officer of the Company since May 1991. From May 1991 until January 1993, Mr. Ehrlich was Vice Chairman of the Board. From May 1990 until March 1994, Mr.

Ehrlich was also President, Chief Executive Officer and a director of Advanced Materials Technology, Inc. ("Amtec"), a former stockholder which was merged with and into EFC immediately prior to the Closing of the Company's initial public offering. From December 1987 until July 1992, Mr. Ehrlich was Chairman of the Board of PSCX. He continues to serve as a director of PSCX and Chairman of the Executive Committee and was formerly Chairman of the Compensation and Nominating Committees of PSCX. From February 1987 until October 1989, Mr. Ehrlich was Chairman and CEO of Fresenius USA, Inc., a Massachusetts corporation ("FRN"), a manufacturer and distributor of renal care systems, solutions and supplies. Mr. Ehrlich continues to serve as a member of the Executive Committee, Chairman of the Compensation Committee and a director of FRN. From 1974 until 1989, Mr. Ehrlich was President of Ehrlich & Co., a private investment banking firm. Mr. Ehrlich was also Executive Vice President and Chief Financial Officer and a director of Mattel Inc. ("Mattel") during 1972 and 1973 and continued as a director of Mattel through 1987. Mr. Ehrlich received a B.S. and J.D. from Columbia University in New York, New York.

     Harvey M. Krueger was elected to the Board of Directors in February 1996. Mr. Krueger has been a Senior Managing Director of Lehman Brothers Inc., an investment banking firm and the lead manager of the Company's recent equity offering, since May 1984. From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co. Mr. Krueger serves as a director on the boards of directors of a number of companies, including Automatic Data Processing, Inc., R.G. Barry Corporation, a manufacturer of footwear, Chaus, Inc., a manufacturer of women's apparel, and IVAX Corporation, a generic pharmaceutical manufacturer. In addition, he serves on the International Advisory Board of Club Mediterranee, S.A. and as chairman of the board of directors of Stockton Partners, Inc., the general partner of the manager of the Renaissance Fund LDC, a private closed-end investment fund.

Information Concerning the Board and Its Committees

     In fiscal 1995, the Board of Directors held three meetings and acted by unanimous written consent on three occasions. Each of the directors attended all of the meetings of the Board of Directors and of each committee of which he is a member. The Board has two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee was established in December 1993 and held one meeting during fiscal 1995. The duties of the Audit Committee are (i) to review with management and the independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of the Company's financial statements, and any comments by the independent auditors on the Company's policies and procedures with respect to internal accounting, auditing and financial controls, and (ii) to make recommendations to the Board of Directors on the engagement of the independent auditors. Messrs. Harats and Rosenfeld and Dr. Eastman are members of the Audit Committee.

     The Compensation Committee was established in December 1993 and held four meetings during fiscal 1995. The duties of the Compensation Committee are to recommend compensation arrangements for the Chief Executive Officer and the Chief Financial Officer and review annual compensation arrangements for all other officers and significant employees. Mr. Rosenfeld and Dr. Eastman are the members of the Compensation Committee as is Mr. Krueger, who joined this Committee in March, 1996. All Committee members are "disinterested persons" as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     Non-employee members of the Board of Directors are paid $1,000 (plus expenses) for each Board of Directors Meeting attended and $500 (plus expenses) for each meeting of a committee of the Board of Directors attended. In addition, in September 1995, the Board of Directors adopted, (and later amended on March 25, 1996), subject to stockholder approval, a Non-Employee Director Stock Option Plan pursuant to which non-employee directors will receive an initial grant of options to purchase 15,000 shares of the Company's Common Stock upon the effective date of such plan or upon their election as a director. Thereafter, non-employee directors receive options to purchase 5,000 shares of Common Stock for each year of service on the Board. All such options will be granted at fair market value and vest ratably, over three years from the date of the grant.

     Pursuant to the Underwriting Agreements entered into in connection with the Company's recent equity offering consummated in February 1996, the Company was required, prior to this annual meeting of its stockholders, to increase its number of directors to a total of six and nominate a person for election by the stockholders at such annual meeting to be approved by Lehman Brothers Inc. ("Lehman"), the lead manager for the underwriters in the equity offering. However, the requirements have been waived by Lehman as to the 1996 annual meeting of the stockholders and deferred until the Company's 1997 annual meeting of the stockholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                            ELECTION OF THE NOMINEE
                                DESCRIBED ABOVE

EXECUTIVE COMPENSATION; CERTAIN ARRANGEMENTS;
SECURITY OWNERSHIP

Summary Compensation Table

         The following table shows the compensation paid by the Company for services rendered for 1993, 1994 and 1995 to the Chief Executive Officer and the other highest paid executive officers (of which there were only two) who received more than $100,000 in salary and bonuses during fiscal 1995 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                                   Long-Term
                                                                                                  Compensation
                                                   Annual Compensation                               Awards
                                                 -------------------------                 ----------------------------

    Name and Principal Position                                         Other Annual       Options          All Other
       At December 31, 1995       Year        Salary       Bonus        Compensation       (Number)        Compensation
    --------------------------    ----        ------       -----        ------------       --------        ------------
Yehuda Harats(1)                  1995       $140,684     $40,364          $1,742(2)             0          $175,309(3)
President, Chief Executive        1994        127,445      30,000           1,447          170,000           192,029
  Officer and a Director          1993        113,484      15,628               0                0            15,728

Robert S. Ehrlich(1)(4)           1995       $140,684     $40,364          $6,148(2)             0          $123,657(5)
Chairman and                      1994        114,034      30,000               0          170,000           118,442
  Chief Financial
 Officer

Menachem Korall(1)                1995       $106,491     $30,328          $1,744(2)             0          $102,703(6)
Vice President of Technology      1994         95,458      27,000           1,447           90,000            95,458
                                  1993         77,184           0               0                0            14,772

- --------------------------------
(1) The amounts reported for each Named Executive Officer were paid in New Israeli Shekels ("NIS") and have been translated into U.S. dollars at the average exchange rate of NIS into U.S. dollars during the year in question.

(2)  Represents taxes paid by the employee and reimbursed by the Company.

(3) Of this amount, $120,000 represents the Company's accrual for severance pay which would be payable to Mr. Harats upon a "change of control" of the Company or upon the occurrence of certain other events, $8,181 represents the Company's accrual for sick leave and vacation redeemable by Mr. Harats, $20,113 consisted of payments to Mr. Harats in lieu of vacation and/or sick leave, $25,274 consisted of the Company's payment to a pension fund which provides a savings plan, insurance and severance pay benefits and an education fund which provides for the on-going education of employees. Additionally, $1,741 represents the value charged for tax purposes for the use of a car provided by the Company.

(4) Mr. Ehrlich was not compensated by the Company during 1993. During that period, Mr. Ehrlich was employed by Amtec, a consultant to, and stockholder of, the Company.

(5) Of this amount, $72,000 represents the Company's accrual for severance pay which would be payable to Mr. Ehrlich upon a "change of control" of the Company or upon the occurrence of certain other events, $15,498 represents the Company's accrual for sick leave and vacation redeemable by Mr. Ehrlich, $4,565 represents the Company's accrual for severance pay which would be payable to Mr. Ehrlich under the laws of the State of Israel upon the termination of his employment by the Company, $25,431 represents the Company's payments to pension and education funds and $6,163 represents the value charged for tax purposes for the use of a car provided by the Company.

(6) Of this amount, $54,000 represents the Company's accrual for severance pay which would be payable to Mr. Korall upon a "change of control" of the Company or upon the occurrence of certain other events, $15,909 represents the Company's accrual for sick leave and vacation redeemable by Mr. Korall, $2,101 represents the Company's accrued severance pay which would be payable to Mr. Korall under the laws of the State of Israel upon the termination of his employment by the Company, $8,945 consisted of payments to Mr. Korall in lieu of vacation and/or sick leave, $19,861 represents the Company's payments to pension and education funds, and $1,887 represents the value charged for tax purposes for use of a car provided by the Company.

    The table below sets forth information for the Named Executive Officers with respect to fiscal 1995 year-end option values.

                              Underlying                 Value of Unexercised
                          Unexercised Options            In-the-Money Options
                           at Fiscal Year End             Fiscal-Year-End (1)
                     ----------------------------  ---------------------------------
                     Exercisable   Unexercisable   Exercisable      Unexercisable
       Name            (Number)       (Number)         ($)               ($)
- -------------------  ------------  --------------  ------------  -------------------

Yehuda Harats......     170,000          0            456,875             0
Robert S. Ehrlich..     207,478          0            742,364             0
Menachem Korall....      90,000          0            241,875             0

_______________________
(1) In-the-money options are options for which the fair market value of the underlying securities exceeds the exercise or base price of the option.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors for the 1995 fiscal year consisted of Dr. Jay Eastman and Jack Rosenfeld, neither of whom have served as officers of the Company.

     Robert S. Ehrlich, Chairman and Chief Financial Officer of the Company, serves as a director and Chairman of the Executive Committee and formerly served as the Chairman of the Compensation and Nominating Committees of PSC, Inc., a New York Corporation, for which Dr. Eastman, a member of the Compensation Committee of the Company, serves as Senior Vice President and Mr. Rosenfeld serves as director.

     Harvey M. Krueger, a director of the Company, is Senior Managing Director of Lehman Brothers Inc., an investment banking firm ("Lehman"). Lehman was the lead manager of the

Company's recent equity offering consummated in February 1996, in which the Company issued 3.75 million shares of its Common Stock.

Employment Contracts and Termination of Employment Arrangements

     Each of Messrs. Ehrlich, Harats and Korall are parties to employment agreements (the "Employment Agreements") with the Company for an initial term of three years, which can be extended automatically for additional terms of two years each unless terminated sooner by either the executive or the Company. In 1994, each of the Employment Agreements was extended for a period of two years ending December 1998. The Employment Agreements provide for a base salary of $10,000, $10,000 and $7,500 per month for Messrs. Ehrlich, Harats and Korall, respectively (the "Base Salary"). On each anniversary of the Employment Agreements, Base Salary is adjusted in an amount equal to the excess, if any, of any increase in the Israeli Consumer Price Index over any devaluation in currency of Israel compared to the U.S. dollar during the immediately preceding year. Accordingly, Base Salary for Messrs. Ehrlich, Harats and Korall is currently $11,736, $11,736 and $8,802 per month, respectively. In addition, the Employment Agreements require bonuses to be paid in an amount the greater of (a) not less than 50% of Base Salary or (b) 2%, 2% and 1%, respectively of Net Earnings (defined as net income before taxes and extraordinary and other nonrecurring items) (the "Bonus"), subject to certain conditions, as well as other benefits such as vacation, sick leave, provision of automobiles and insurance contributions. The determination of the amount of Bonus to be paid pursuant to the Employment Agreements is based on attainment of the Company's budgeted results. Additionally, the Compensation Committee will set qualitative goals annually as a basis for paying bonuses to each of Messrs. Ehrlich, Harats and Korall. The Employment Agreements also contain confidentiality and non-competition covenants. Pursuant to the Employment Agreements, each of Messrs. Ehrlich, Harats and Korall was granted demand and "piggyback" registration rights covering shares of the Company's Common Stock held by them. The Employment Agreements may be terminated by the Company in the event of death, disability or for "Cause" (defined as conviction of certain crimes, willful failure to carry out directives of the Company's Board of Directors or gross negligence or willful misconduct). Messrs. Ehrlich, Harats and Korall each have the right to terminate their employment for "Good Reason," which is defined to include adverse changes in employment status or compensation, insolvency of the Company, material breaches and certain other events. Upon termination of employment, the Employment Agreements provide for payment of all accrued and unpaid compensation, any Bonus due for the year in which employment is terminated and a termination payment equal to thirty-six times monthly Base Salary at the highest rate in effect within the 90 day period prior to the termination of employment. In addition, certain benefits will continue and all outstanding options will be fully vested.

     Other employees have entered into individual employment agreements with the Company. These agreements govern the basic terms of the individual's employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company's right to relocate an employee to a work site further than sixty kilometers from his or her regular work site, the Company has retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. In addition, all of these agreements contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee's tenure with the Company. Under the terms of these provisions, employees must keep confidential all information regarding the Company's operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left the service of the Company. Further, intellectual property created during the course of the employment relationship belongs to the Company.

     A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee's rights to compete against the Company, or work for an enterprise which competes against the Company, for a period of two years after the employee has left the service of the Company.

     Under the laws of Israel, an employee of the Company who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month's salary for each year of service. The Company funds this obligation currently by making monthly payments to an approved private provident fund and by its accrual for severance pay in the consolidated financial statements.


Compensation Committee Report

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 13 shall not be incorporated by reference into any such filings.



                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company for 1995 consisted of Dr. Eastman and Mr. Rosenfeld; Mr. Krueger joined this Committee in March 1996. The Committee's responsibilities include recommending the annual compensation arrangements for the Chief Executive Officer and the Chief Financial Officer of the Company and reviewing the annual compensation arrangements for all other officers and significant employees of the Company, all by reference to the parameters set by any agreements the Company may have with such persons. No member of this Committee was an officer or employee of the Company during 1995.

     The Company maintains compensation and incentive programs designed to motivate, retain and attract management and utilize various combinations of base salary, bonus payable upon the achievement of specified goals, discretionary bonus and stock options. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under
Section 162(m) of the Internal Revenue Code.

     Each of the Named Executive Officers, including the Chief Executive
Officer Yehuda Harats, has entered into an employment agreement (collectively, the "Employment Agreements"), effective December 15, 1993, with the Company for an initial term of three years, which can be extended automatically for additional terms of two years each. In 1994, the Company exercised its option to extend each of the Employment Agreements for a period of two years ending December 1998. The Employment Agreements provide for a base salary of $10,000, $10,000 and $7,500 per month for Messrs. Harats, Ehrlich and Korall, respectively (the "Base Salary"). On each anniversary of the Employment Agreements, Base Salary is increased in an amount equal to the excess, if any, of any increase in the Israeli Consumer Price Index over any devaluation in Israel's currency compared to the U.S. dollar during the immediately preceding year. (This effectively fixes the value in Israel's currency of the U.S. dollar denominated salary.) Accordingly, Base Salary for Messrs. Ehrlich, Harats and Korall is currently $1l,736, $11,736 and $8,802 per month, respectively.

     In addition, the Employment Agreements require that bonuses be paid in an amount of the greater of (a) 50% of annual Base Salary or (b) 2%, 2% and 1%, respectively, of annual Net Earnings (defined as net income before taxes and extraordinary and other nonrecurring items) (the "Bonus"), provided that 100% of
                                                           -------- ----
budgeted results are attained. Additionally, the Employment Agreements provide for other benefits such as vacation, sick leave, provision of automobiles and insurance contributions. For the year ended December 31, 1995, the Company achieved 80% of its budgeted results. Consequently, the Compensation Committee, during the first quarter of 1996, exercised its discretionary authority to grant bonuses based upon the Company's results of operations and specific achievements of the Company as a result of the efforts of the Named Executive Officers. Accordingly, each of Messrs. Harats, Ehrlich and Korall was awarded a discretionary bonus for 1995 of $40,364, $40,364 and $30,328, respectively, which represents approximately 33% of Base Salary. The achievements considered by the Committee were: (i) the successful completion of the Company's public offering of 3.75 million shares of its Common Stock, which was consummated in February 1996 and which resulted in proceeds to the Company of approximately $24.0 million; (ii) the completion of the Company's 10 kg/hour regeneration plant located in Beit Shemesh, near Jerusalem, Israel; (iii) the delivery of batteries by the Company to Deutsche Post AG ("Deutsche Post") for use in the Deutsche Post field test resulting in payment to the Company of 70% of the total budgeted cost of batteries for the field test; (iv) the opening of the 100 kg/hour regeneration plant in Bremen for the Deutsche Post field test; and (v) the entry by the Company into several new strategic alliances.

       No stock options were granted to the Named Executive Officers in 1995. As of December 31, 1995, Messrs. Harats', Ehrlich's and Korall's total options represented approximately 1.73%, 2.11% and 0.91% of the fully-diluted outstanding stock of the Company, respectively, which the Compensation Committee believes are appropriate levels of options for the Named Executive Officers in view of their equity position in the Company.

     With respect to executive officers other than the Named Executive
Officers, compensation is determined not by formula, but based on the achievement of qualitative objectives established by the Chief Executive Officer and Chief Financial Officer, who then provide recommendations to the Compensation Committee for proposed remuneration of the Company's executive officers based on such objectives.

     Officer compensation is generally comprised of a combination of both cash compensation and grants of options under the Company's stock option plans.
Stock options are awarded annually in connection with annual bonuses and, occasionally, during the year on a discretionary basis. Stock options are intended to offer an incentive for superior performance while basing executive compensation on the achievement of higher share value, and to foster the retention of key personnel through the use of schedules which vest options over time if the person remains employed by the Company. There is no set formula for the award of options to individual executives. Factors considered in making option awards to the officers other than the Named Executive Officers in 1995 included prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Company and the officer's past contributions to the Company.

Dated: May 1, 1996                        COMPENSATION COMMITTEE

                                          Dr. Jay M. Eastman
                                          Jack E. Rosenfeld

                 CUMULATIVE TOTAL RETURN FOR PERIOD INDICATED
                       AMONG ELECTRIC FUEL CORPORATION.
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX

                             [GRAPH APPEARS HERE]

                                    2/94       12/94       12/95

            ELECTRIC FUEL            100       48.54       65.53
            PEER GROUP               100       49.18       47.69
            BROAD MARKET             100       97.21      126.09

                    ASSUMES $100 INVESTED ON FEB. 24, 1994
                   (THE DAY THE COMPANY'S COMMON STOCK BEGAN
                 TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM)
            ASSUMES DIVIDENDS REINVESTED YEAR ENDING DEC. 31, 1994

OWNERSHIP OF COMMON STOCK

          The following table sets forth information regarding the security ownership of those persons owning of record or known to the Company to be beneficial owners of more than five percent of the Company's Common Stock as of May 1, 1996, each of the Company's Named Executive Officers and directors, and the shares of Common Stock held by all directors and executive officers of the Company as a group.


                                           Shares              Percentage of
                                 Beneficially Owned/(1)(2)/     Total Shares
                                                               Outstanding/2/

Named Executive Officers and
 Directors
- ----------------------------

Robert S. Ehrlich                           988,979/(3)(6)/          7.8%

Yehuda Harats                             1,386,207/(4)(6)/         11.0%

Menachem Korall                             530,632/(5)(6)/          4.2%

Dr. Jay M. Eastman                                        0            0

Jack E. Rosenfeld                                         0            0

Harvey M. Krueger                                     3,000            *

All Directors and Executive         2,905,818/(3)(4)(5)(6)/         23.0%
Officers
of the Company as a group

Other Five Percent Holders
- --------------------------

Newton D. Becker                             1,746,904/(7)/         14.1%
2743 Aqua Verde Circle
Los Angeles, California

Newton Becker Irrevocable                      793,350/(8)/          6.4%
Trust No. 1
c/o Bryan Gordon
4046 San Remo Way
Tarzana, California

Leon S. Gross                                1,334,786/(9)/        11.15%
c/o Enterprises, Inc.
River Park House
3600 Conshohocken Avenue
Philadelphia, PA  19131
- ------------------------

(1) Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(2) For purposes of determining beneficial ownership of the Company's Common Stock, owners of options exercisable within sixty days are considered to be the beneficial owners of the shares of Common Stock for which such securities are exercisable. The percentage ownership of the outstanding Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options into shares of Common Stock.

(3) Includes 207,478 shares of Common Stock issuable upon exercise of options exercisable, or potentially exercisable, within 60 days.

(4) Includes 170,000 shares of Common Stock issuable upon exercise of options exercisable, or potentially exercisable, within 60 days.

(5) Includes 90,000 shares of Common Stock issuable upon exercise of options exercisable, or potentially exercisable, within 60 days.

(6) Messrs. Ehrlich, Harats and Korall are parties to a Stockholders Voting Agreement pursuant to which each of the parties agrees to vote the shares of the Company's Common Stock held by that person in favor of the election of Messrs. Ehrlich and Harats (or their designees) as directors of the Company.

(7) All shares are held in the name of the Becker Family Trust of which Mr. Becker is the trustee and sole beneficiary during his lifetime. Excludes 793,350 shares held by the Newton Becker Irrevocable Trust No. 1, as to which Mr. Becker disclaims beneficial ownership.

(8) Shares held for the benefit of members of Mr. Becker's family. David E. Becker and Bryan Gordon, Mr. Becker's son and stepson, respectively, are co-trustees.

(9) Based solely upon a Schedule 13D dated February 23, 1995, as amended on April 23, 1996. The Schedule 13D states that Mr. Gross has power to direct the vote of all 1,334,786 of such shares and shared power to dispose or direct the disposition of all of such shares, which are subject to margin account agreements.

*    Less than one percent

DELINQUENT FILINGS

     Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1995. All of these filing requirements were satisfied by its directors and officers and, to the knowledge of the Company, ten percent holders, except as follows: Robert S. Ehrlich was required to file a Form 4 on or prior to July 10, 1995, for his sale of 4,000 shares of the Company's common stock in June 1995; Mr. Ehrlich did not file this Form 4 until July 19, 1995.

CERTAIN TRANSACTIONS

     Harvey M. Krueger, a director of the Company, is Senior Managing Director of Lehman Brothers Inc., an investment banking firm ("Lehman"). Lehman was the lead manager of the Company's recent equity offering consummated in February 1996, in which the Company issued 3.75 million shares of its Common Stock.

     In January 1993, each of Messrs. Ehrlich, Harats and Korall exercised options to purchase 423,116, 719,304 and 343,785 shares of the Company's Common Stock, respectively, at an exercise price of $0.35 per share. In payment for the option exercise, each of Messrs. Ehrlich, Harats and Korall issued nonrecourse promissory notes (the "Promissory Notes") secured by the shares of Common Stock purchased, bearing interest at one point over the applicable United States federal funds rate. In December 1994, the Promissory Notes were amended to change the interest rate to the higher of a United States dollar rate of 7% or the percentage increase in the Israeli CPI between the date of the Promissory Notes and the date interest is calculated, based on the original principal amount of the loan expressed in NIS. Interest is payable at maturity. As of December 31, 1995, the aggregate amount outstanding pursuant to the Promissory Notes for each of Messrs. Ehrlich, Harats and Korall was $180,081, $309,108 and $141,139, respectively (including an aggregate of $117,124 in accrued interest receivable), which are also the largest aggregate amounts outstanding since the issuance of the Promissory Notes. The Promissory Notes mature on January 3, 1998.

     On March 2, 1994, Amtec, a stockholder of the Company, was merged with and into EFC (the "Reorganization"). Prior to the Reorganization, Amtec had an aggregate of 25,790 shares of Preferred Stock and 8,686 shares of Common Stock outstanding, held by Messrs. Ehrlich and Harats and certain other persons and entities. There were no options for the purchase of Amtec's Preferred or Common Stock outstanding. Each share of Amtec's Preferred Stock was entitled to the payment of $100 per share, together with all accrued and unpaid dividends, prior to any distribution being made on shares of Amtec's Common Stock. Those accrued and unpaid dividends equaled approximately $39.00 per share of Amtec Preferred Stock at the time of the Reorganization. The Boards of Directors of EFC and Amtec determined that a reorganization of the ownership of EFC and Amtec was necessary in order to simplify the corporate structure, achieve operating efficiencies and put publicly traded stock in the hands of EFC's ultimate stockholders.

     For the period beginning January 1, 1992 through the date of the Reorganization, Amtec was a consultant to the Company and received an aggregate of approximately $272,000 in respect of management services and consulting fees. During this period Mr. Ehrlich was President, Chief Executive Officer, director and a stockholder of Amtec and received compensation from Amtec in respect of services provided to EFC.

                               PROPOSAL NUMBER 2

PROPOSED AMENDMENT TO ARTICLE FOUR OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY FROM 14,000,000 SHARES TO 28,000,000 SHARES.

General
- -------

     The Board of Directors has approved a proposed amendment to Article
Four of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 14,000,000 to 28,000,000. The Board of Directors of the Company has directed that the proposed amendment be submitted to a vote of the stockholders of the Company at the Annual Meeting.

     The Amended and Restated Certificate of Incorporation of the Company currently authorizes 15,000,000 shares of capital stock consisting of 14,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. The proposed amendment would increase the authorized Common Stock to 28,000,000 shares. The holders of Common Stock are entitled to (i) one vote for each share of Common Stock registered in the name of such holder, (ii) receive dividends on their shares of stock when and as declared by the Board of Directors, (iii) in the event of liquidation, dissolution or the winding up of the affairs of the Company, share pro rata in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of Preferred Stock of any series or any shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the Amended and Restated Certificate of Incorporation.

     On May 1, 1996, 12,425,947 shares of Common Stock were issued and outstanding. In addition, 1,143,033 shares of Common Stock are reserved for issuance upon the exercise of stock options granted under the Company's 1991 Stock Option Plan ("1991 Plan") and 1993 Stock Option and Restricted Stock Purchase Plan (the "1993 Plan"). An aggregate of 995,000 shares of Common Stock may be issued upon the exercise of stock options to be granted under the Amended and Restated Non-Employee Director Stock Option Plan and the 1991 and 1993 Plans.

     In February of 1996, the Company issued 3,750,000 shares in its second equity offering. The Board of Directors believes that it is in the best interests of the Company to increase the authorized number of shares of Common Stock to 28,000,000 shares, which would make available for issuance under the Company's stock option plans as well as for issuance in the future for other valid corporate purposes, without further authorization of the stockholders (except as may be required by applicable law or regulation) additional shares of Common Stock. The Board of Directors believes that the proposed amendment to Article Four will provide several long-term advantages to the Company and its shareholders. In order to attract and retain qualified individuals in key positions and maintain the 1991 and 1993 Plans for the long term, the Company requires additional shares for issuance under the current terms of such Plans in order to have sufficient shares to be issued thereunder and to grant appropriate levels of stock options to employees. The Board of Directors has frequently utilized options as a form of noncash compensation and believes that continued employee ownership should be encouraged. In addition, increased costs related to the Company's involvement in the Deutsche Post Field Test, the establishment by the Company of additional strategic alliances or investment by the Company in programs to advance the development and commercialization of the Electric Fuel System may require the Company to seek additional financing over the next several years. An increase in authorized shares would enable the Board of Directors to raise cash assets through sales of Common Stock or other debt or equity securities convertible into Common Stock to public and private investors without the need to seek shareholder authorization at that time, which could significantly delay the receipt of such financing. Finally, the passage of this Proposal would also enable management, with the approval of the Board of Directors, to pursue acquisitions or enter into transactions or other business combinations which management believes provide the potential for growth and profit.

     With the extremely limited number of shares currently available for the potential uses discussed above, it is impractical for the Company to evaluate or seek to obtain additional financings, or consummate business combinations or other transactions which, if they could be accomplished, might enhance shareholder value. If additional shares are available, financings or transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions or financings. The ability to issue shares, as deemed in the Company's best interest by the Board, will also permit the Company to avoid the expenses which are incurred in holding special shareholders' meetings.

Certain Effects, Advantages and Disadvantages of the Proposed Amendment

     The Proposal, if approved, would strengthen the position of management and might make the removal of management more difficult, even if such removal would be generally beneficial to the Company's stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management. Moreover, the Company currently has in place certain provisions which have an anti-takeover effect. Under the terms of the Company's Amended and Restated Certificate of Incorporation, Directors are elected for a term of three years, and the Board of Directors is composed of three classes of similar size, each elected in a different year, so that only one third of the Board of Directors is up for election in any single year. Additionally the Company's Amended and Restated Certificate of Incorporation provides for "blank check" preferred stock. Moreover, the provisions of the Company's Amended and Restated Certificate of Incorporation permit the directors, in exercising their fiduciary duties, including without limitation, evaluating a tender offer or exchange offer for the Company's stock or any merger or consolidation of the Company or any sale, lease, exchange or transfer of all or substantially all of the assets of the Company, the acquisition of securities of a third party or any reclassification, recapitalization or reorganization of the Company or any of its securities, to consider various factors, including, among others, other constituencies such as employees, creditors, customers
and the economy.   As a result of these provisions, potential purchasers of the
Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. However, the Company has elected not to be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover section which prohibits certain business combinations between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation.

     This Proposal is primarily intended to assist the Company in attracting, motivating and retaining qualified employees through the issuance of stock options and allow the Company the ability to issue securities in future financings. This Proposal would also allow the Company to pursue acquisitions and other business combinations. This Proposal is not the result of the Board's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation. The submission of this proposal is not a part of any plan by the Company's management to adopt a series of amendments to the Amended and Restated Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult.

     Other than with respect to the issuance of shares in connection with the Company's stock option plans, including if approved by the stockholders, the Amended and Restated Non-Employee Directors Plan, the Company currently has no specific plans or proposals for the use of the additional shares, the authorization of which is sought hereby. However, the Company could determine to issue additional shares at any time. The Company is at an early stage of development and, as such, is continuously evaluating proposals for potential financings, including private placements of debt and equity securities. In the event this Proposal is passed, shareholder approval of the issuance of the 14,000,000 additional shares of Common Stock, the authorization of which is sought hereby, will not be sought prior to the issuance of additional securities unless such issuances relate to an increase in shares under certain stock option plans as required by Section 16 of the Securities Exchange Act of 1934, mergers, consolidations or other transactions which require shareholder approval.

     The affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote thereon is necessary to adopt the proposed amendment to Article Four. If this Proposal is adopted, the amended portion of Article Four of the Amended and Restated Certificate of Incorporation will read as follows:

       FOUR:  The total number of shares of all classes of stock which the
       ----
  corporation shall have authority to issue is Twenty-nine Million (29,000,000) consisting of two classes of shares designated as follows:

       A. Twenty-eight Million (28,000,000) shares of Common Stock, $.01 par value, (the "Common Stock"); and

       B. One Million (1,000,000) shares of Preferred Stock, $.01 par value, (the "Preferred Stock").

THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF PROPOSED AMENDMENT TO ARTICLE FOUR OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY FROM 14,000,000 SHARES TO 28,000,000 SHARES.

                               PROPOSAL NUMBER 3

                        APPROVAL OF AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.


General

     The Company believes that stock-based awards are a key component to the Company's ability to retain and attract high quality directors to manage the business and affairs of the Company. As such, the 1995 Stock Option Plan for Non-Employee Directors, as adopted on September 28, 1995 and as amended on March 25, 1996, (the "Plan") was adopted to advance the interests of Electric Fuel Corporation (the "Company") by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward such directors for such contributions through ownership of shares of the Company's common stock (the "Stock"). Pursuant to the Plan, non-employee directors will receive an initial grant of options to purchase 15,000 shares of Stock upon the effective date of the Plan or upon their election as a director. Thereafter, non-employee directors will receive options to purchase 5,000 shares of Stock per year of service on the Board.

Description of the Plan

     Administration. The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company from time to time appointed by the Board to administer the Plan in accordance with the express provisions of the Plan, which include, adopting, amending and rescinding rules and regulations for the administration of the Plan, interpreting the Plan and to deciding any questions and settling all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to the limitations of the Plan and Rule 16b-3 under the Securities Exchange Act of 1934, as from time to time in effect ("Rule 16b-3"), the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a non-employee director with any obligation to be performed by him under an option and to waive any condition or provision of an option. Because this Plan is a "formula" plan under the Securities and Exchange Act of 1934, non-employee directors may be members of the Committee administering the Plan. Accordingly, options to non-employee directors are granted solely under this Plan and not under the Company's regular stock award plans. Each director who is not an employee of the Company or of any subsidiary of the Company will be eligible to receive options under the Plan (an "Eligible Director").

     Effective Date and Term of Plan. This Plan was approved by the Board of Directors on September 28, 1995 (the "Effective Date") and was later amended on March 25, 1996. It is subject to approval by vote of a majority of the stockholders of the Company present and eligible to vote on the question at the Annual Meeting. Options are permitted to be granted and were granted under the Plan prior to the date of stockholder approval, and options so granted shall be effective on the effective date of grant subject to stockholder approval of the Plan. No options may be awarded under this Plan after September 28, 2005, but the Plan shall continue thereafter while previously awarded options remain subject to the Plan.

     Shares Subject to Plan. Subject to certain adjustments set forth in the Plan, the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 500,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within certain limits under the Plan. Shares delivered under the Plan shall be authorized but unissued Stock or, if the board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

     Terms and Conditions of Options. Each individual who was an Eligible Director on the Effective Date of the Plan was granted, on that date, an option covering 15,000 shares of Stock, subject to stockholder approval and each individual becoming an Eligible Director after the Effective Date is entitled, upon first qualifying as an Eligible Director, to be granted an option covering 15,000 shares of Stock. Following the initial grant of 15,000 shares, each Eligible Director shall be awarded an additional option covering 5,000 shares of Stock on each anniversary date of the initial grant, provided that he or she is an Eligible Director on such anniversary.

     The exercise price of each option shall be 100% of the fair market value ("the closing price of the Stock as reported on The Nasdaq National Market System") per share of the Stock at the time the option is granted, but not less, in the case of an original issuance of authorized stock, than par value per share. The latest date on which an option may be exercised (the "Final Exercise Date") is ten years from the date on which the option was granted. Each option shall become exercisable in three equal installments on each of the first, second and third anniversaries of the grant. The exercise price of options granted under the Plan must be paid in cash, or by certified check, bank draft or money order payable to the order of the Company through the delivery of shares of Stock, or by a combination of the above.

     Termination of Options. Upon the death of any Eligible Director granted options under this Plan, all options not then exercisable shall terminate. All options held by the director that are exercisable immediately prior to death may be exercised by his executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-month period following the director's death (but not later than the Final Exercise Date).

      If a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (or until the Final Exercise Date, if earlier), but shall terminate immediately if the director was removed or terminated for fraud, dishonesty or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries. After completion of that three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.

      In the event of any merger or consolidation involving the Company, any liquidation or dissolution of the Company, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's then outstanding Stock (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"), all outstanding options shall become exercisable prior to the consummation of such Transaction, such options shall be exercisable at such time as the Committee determines but in no event for less than a period of at least 20 days prior to the consummation, but only to the extent the Committee determines it may so accelerate the exercisability of such options in accordance with the applicable requirements of Rule 16b-3. Upon consummation of the Transaction, all outstanding options not so exercised shall terminate and cease to be exercisable. There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Section, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

Certain Federal Income Tax Consequences

     No income is realized by the optionee solely by reason of the grant of an option under the Plan. In general, exercise of the option will result in ordinary income at time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The Company will be entitled to a corresponding deduction if it satisfies applicable reporting requirements. Any gain or loss recognized upon a subsequent sale or exchange of the shares will be a capital gain or loss, long-term or short-term depending upon the applicable holding period for the shares.

     The discussion set forth in the preceding paragraph is limited to certain federal income tax consequences and assumes optionees who are U.S. citizens or tax residents. There may be additional or different tax consequences where the optionee is not a U.S. citizen or tax resident or under other U.S. (including state and local) or non-U.S. tax rules.

     Miscellaneous. Neither adoption of the Plan nor the grant of options to an Eligible Director shall confer upon any person any right to continued status as a director with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate a director relationship at any time or shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

     The Committee may at any time discontinue granting options under the Plan. The Committee may at any time or times amend the Plan or any outstanding options for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that no such amendment shall adversely affect the rights of any director (without his or her consent) under any option previously granted. Certain terms and conditions of the options of this Plan shall not be amended any more frequently than once every six months other than to comply with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules and regulations thereunder, all as from time to time in effect.

     Options Granted Under the Plan Subject to Stockholder Approval. The Plan was adopted by the Board of Directors on September 28, 1995 and was amended on March 25, 1996, subject to stockholder approval. Options have been granted under the Plan to two non-employee Eligible Directors, effective September 28, 1995 for 15,000 shares each, at an exercise price of $7.938, the then fair market value of the Stock. An option was also granted to another director, elected to the Board in February 1996, who became an Eligible Director on March 25, 1996, for 15,000 shares at an exercise price of $7.50, the then fair market value of the Stock, all subject to stockholder approval of the Plan.

                               NEW PLAN BENEFITS

                                   Dollar                       Number of
Name and Position                 Value ($)                  Units (Options)

Non-Executive Director Group         0/1/                        45,000

____________________
       /1/ The exercise price of these options is currently greater than the fair market value of the underlying Common Stock.


       The affirmative vote of at least a majority of all outstanding shares of Common Stock of the Company entitled to vote is required to authorize the proposed amendment.


                             THE BOARD OF DIRECTORS
                         RECOMMENDS RATIFICATION OF THE
                              AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                               PROPOSAL NUMBER 4

                         RATIFICATION OF THE SELECTION
                           OF INDEPENDENT ACCOUNTANTS


     The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of Directors of Kesselman & Kesselman, a member of Coopers & Lybrand (International), as the Company's independent accountants for the fiscal year ending December 31, 1995. Kesselman & Kesselman, a member of Coopers & Lybrand (International), has served as the Company's independent accountants since December 1990. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of Kesselman & Kesselman, a member of Coopers & Lybrand (International). The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to ratify the selection of Kesselman & Kesselman, a member of Coopers & Lybrand (International). In the event that the stockholders do not ratify the selection of Kesselman & Kesselman, a member of Coopers & Lybrand (International), as an independent accounting firm, the Board of Directors will consider the selection of another firm of independent accountants. Representatives of Kesselman & Kesselman, a member of Coopers & Lybrand (International), are not expected to be present at the Annual Meeting.

     The affirmative vote of at least a majority of all outstanding shares of Common Stock of the Company entitled to vote is required to authorize the proposed amendment.


                             THE BOARD OF DIRECTORS
                         RECOMMENDS RATIFICATION OF THE
              SELECTION OF INDEPENDENT ACCOUNTANTS DESCRIBED ABOVE

QUORUM REQUIREMENT AND METHOD OF TABULATION

     Consistent with Delaware corporate law and under the Company's By-Laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the SEC, stockholder proposals intended to be included in the Company's proxy material for the Company's 1996 Annual Meeting of Stockholders must be received by the Company on or before January 20, 1997 at its principal executive offices, 885 Third Avenue, New York, New York 10022 Attention: Corporate Secretary.

OTHER MATTERS

     The management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgement.

PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telegram or personally.

     Stockholders are encouraged to send their proxies without delay. Your cooperation is appreciated.

                              FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal year ended December 31, 1995 and certain other related financial and business information of the Company are combined in the Company's 1995 Annual Report furnished to the stockholders along with this Proxy Statement.

                             ELECTRIC FUEL CORPORATION
        Proxy Solicited on behalf of the Board of Directors of Electric Fuel
       Corporation for Annual Meeting of Stockholders to be held June 24, 1996

        The undersigned, having received the Notice of the Annual Meeting of Stockholders and the Proxy Statement of behalf of the Board of Directors of Electric Fuel Corporation (the "Company"), hereby appoint(s) Robert S. Ehrlich and Yehuda Harats, and each of them, proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of the Company to be held on June 24, 1996 at 9:00 a.m. at the Harvard Club, 27 West 44th Street, New York, N.Y. 10036 and all adjournments thereof (the "Meeting") and there to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting, and without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in this proxy.

        This Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the proxies intend to vote for the nominees and for the other proposals set forth herein and described in the Board of Directors' Proxy Statement. If either of the nominees is not available to serve, this Proxy may be voted for a substitute. This proxy delegates discretionary authority with respect to matter not known or determined at the time of solicitation of this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said meeting.

        SEE REVERSE SIDE. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign on the reverse side. You need not mark any boxes.

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

A [X] Please mark your votes as in this example.

  The Board of Directors recommends a vote FOR each of the following matters:

                                    FOR    WITHELD   Nominee: Jack E. Rosenfield
 1. The election of one Class II    [_]      [_]
    director for a term ending in 1999 and until a successor is elected and qualified.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- -----------------------------------------------------

                                                          FOR   AGAINST  ABSTAIN
 2. To fix the number of Class II directors at one.       [_]     [_]     [_]

 3. The approval of an amendment to the Company's         [_]     [_]     [_]
    Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 14,000,000 shares to 28,000,000 shares.

 4. The approval of the Non-Employee Director Stock       [_]     [_]     [_]
    Option Plan.

 5. Ratification of the appointment of Kesselman &        [_]     [_]     [_]
    Kesselman, a member of Coopers & Lybrand
    (International), as independent accountants of the Company.

 PLEASE DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.


                                           I do plan       I do not
                                           to attend [_]   plan to    [_]
                                        the meeting.       attend the
                                                           meeting.

Signature                                                   Date
         --------------------------------------------------     ----------------

                                                            Date
- -----------------------------------------------------------     ----------------
         Signature if Held Jointly

Note: Please sign exactly as name appears on this proxy. When share are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please in partnership name by authorized person.